As filed with the Securities and Exchange Commission on November 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RYVYL INC.

(Exact name of registrant as specified in its charter)

Nevada	22-3962936
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3131 Camino Del Rio North, Suite 1400 San Diego, CA	92108
(Address of Principal Executive Offices)	(Zip Code)

2023 Equity Incentive Plan
(Full Title of the Plan)

George Oliva

Interim Chief Executive Officer

RYVYL Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(Name and address of agent for service)

(855) 201-1613

(Telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Phone: (212) 660-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

RYVYL Inc. (the “Company”, “we”, “us”, “our” or similar terminology) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering an aggregate of 2,397,307 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), available for issuance under the Company’s 2023 Equity Incentive Plan, as amended by Amendment No. 1 to increase the number of shares of Common Stock reserved for issuance thereunder from 1,098,262 shares to 5,098,262 shares of Common Stock, which amendment was approved by the Company’s stockholders on December 19, 2024 (the “2023 Plan”).

Pursuant to the Registration Statement on Form S-8 filed by the Company on November 7, 2023 (Registration No. 333-275369) (the “Prior Registration Statement”), the Company previously registered an aggregate of 1,098,262 shares of Common Stock. The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statement and represent an increase in the total shares of Common Stock available for issuance under the 2023 Plan and registered with the U.S. Securities and Exchange Commission (“SEC”) on Form S-8 by 2,397,307 shares of Common Stock. Pursuant to General Instruction E to Form S-8, the registrant incorporates by reference into this Registration Statement the contents of the Prior Registration Statement, including all exhibits filed therewith or incorporated therein by reference, except as expressly modified herein.

i

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into this registration statement the following documents:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 28, 2025;

●	our definitive proxy statement on Schedule 14A filed with the SEC on November 14, 2025;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 (filed with the SEC on May 20, 2025), June 30, 2025 (filed with the SEC on August 14, 2025) and September 30, 2025 (filed with the SEC on November 14, 2025);

●	our Current Reports on Form 8-K filed with the SEC on January 24, 2025, January 28, 2025, April 11, 2025, April 11, 2025, April 24, 2025, May 8, 2025, May 27, 2025, June 13, 2025, July 16, 2025, August 20, 2025, August 29, 2025, September 2. 2025, September 5, 2025, September 17, 2025, September 18, 2025, September 24, 2025, October 2, 2025, October 2, 2025, October 6, 2025, October 7, 2025, October 16, 2025, October 30, 2025, October 31, 2025 and November 21, 2025; and

●	the (i) Registration Statement on Form 8-A filed with the SEC on February 16, 2021, and (ii) description of our Common Stock filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023, including any amendment or report filed with the SEC for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all Current Reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Description of Securities (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2023)

4.2*	Form of Restricted Share Award Agreement

4.3*	Form of Restricted Stock Unit Agreement

4.4*	Form of Option Agreement

5.1*	Opinion of Sullivan & Worcester LLP

10.1	2023 Equity Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the SEC on November 7, 2023)

10.2	Form of Amendment No. 1 to 2023 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on November 5, 2024).

23.1*	Consent of Simon & Edward, LLP

23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on November 24, 2025.

RYVYL INC.

By:	/s/ George Oliva
George Oliva
Interim Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Oliva as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities indicated on November 24, 2025.

Signature	Title	Date

/s/ George Oliva	Interim Chief Executive Officer and Chief Financial Officer	November 24, 2025
George Oliva	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Brett Moyer	Director	November 24, 2025
Brett Moyer

/s/ Gene Jones	Director	November 24, 2025
Gene Jones

/s/ Tod Browndorf	Director	November 24, 2025
Tod Browndorf